ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

NUVEEN FLORIDA MUNICIPAL ADVANTAGE FUND, INC., a corporation organized and existing under and by virtue of the Minnesota Business Corporation Act (the “Corporation”), does hereby certify:

FIRST: That, by a unanimous written consent of the Board of Directors of the Corporation dated April 12, 1990, the Board of Directors duly adopted the following resolutions setting forth an amendment to article SECOND of the Articles of Incorporation of the Corporation:

RESOLVED, that the name of this Corporation be and it hereby is changed to Nuveen Investment Quality Municipal Fund, Inc.;

FURTHER RESOLVED, that the Articles of Incorporation of this Corporation be amended by striking Article SECOND in its entirety and substituting in lieu thereof the following:

SECOND: the name of the Corporation is: Nuveen Investment Quality Municipal Fund, Inc. (the “Corporation”);

FURTHER RESOLVED, that the officers of the Fund be and they hereby are directed to prepare and execute appropriate amendments to the Articles of Incorporation and to file the same with the Secretary of State of the State of Minnesota and to prepare and execute such other documents or instruments as may be appropriate or necessary to effect or reflect such name change and to file the same in such jurisdictions as they deem necessary or appropriate.

SECOND: That said amendment was duly adopted pursuant to Sections 302A.131, 302A.133 and 302A.171 of the Minnesota Business Corporation Act.

IN WITNESS WHEREOF, Nuveen Florida Municipal Advantage Fund, Inc. has caused these Articles of Amendment to be signed by James J. Wesolowski, Vice President, and to be attested by Larry W. Martin, Assistant Secretary, this 12th day of April, 1990.

NUVEEN FLORIDA MUNICIPAL ADVANTAGE FUND, INC.

By:	/s/ James J. Wesolowski

Vice President

ATTEST:

By:	/s/ Larry W. Martin
Assistant Secretary